Date: September 22nd 2020 Termination of contract

Dear René,

You are hereby informed that the contract signed on June 12th 2020 is terminated. The contract signed on June 12th 2020 has never been effectuated and the contract will hence stop with immediate effect.

By signing this agreement you hereby acknowledge and agree that all claims and obligations towards the company lapses.

The Employee understands and agrees that he executed this Agreement voluntarily,

Frederiksberg, on September 22nd, 2020	Frederiksberg, on September 22nd,2020

/s/ Carsten Kjems Falk	/s/ Rasmus Refer
The Chief Executive Officer	The employee
Carsten Kjems Falk	Rasmus Refer